Exhibit 10.5(a)
EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Robert Lisy)

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 19, 2017, by and between Robert Lisy, an individual (“Executive”) and Intermex Holdings, Inc., a Delaware corporation (“Employer”) and shall replace and supersede in its entirety, as of the Effective Date (as defined below), Executive’s prior employment agreement dated as of February 1, 2017 (the “Prior Employment Agreement”).

WHEREAS, Executive currently serves as President and Chief Executive Officer of Employer and Chairman of the Board of Directors (the “Board”) of Employer;

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among Fintech Acquisition Corp. II, Fintech II Merger Sub Inc., Fintech II Merger Sub 2 LLC, Intermex Holdings II, Inc. and SPC Intermex Representative LLC dated as of December 19, 2017 (the “Merger Agreement”), the Parties desire that Executive’s employment with Employer continue pursuant to the terms of this Agreement, to be effective upon the closing of the transactions contemplated under the Merger Agreement (the “Effective Date”);

WHEREAS, Employer desires to continue to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to continue to provide services to Employer on the terms provided herein;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employer and Executive have agreed and do hereby agree as follows:

ARTICLE I

Employment

SECTION 1.01          Term. The term of Executive’s employment under this Agreement shall commence on January 1, 2018 and, unless sooner terminated by either party, as provided in this Section 1.01 and subject to the provisions of Article IV, shall terminate on the 3rd anniversary of such date (the “Initial Term”); provided, however, that the period of Executive’s employment hereunder shall be automatically extended for successive two-year periods thereafter (each a “Renewal Term”, and the Initial Term together with all Renewal Terms, “the term”), in each case unless either party hereto provides the other with written notice that such period shall not be so extended at least 90 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable.  Each two-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence. Executive’s employment with Employer will be “at will” and, subject to the provisions of Article IV, Executive’s employment under this Agreement may be terminated by either party at any time after sixty (60) days’ written notice to the other party as provided in Article IV. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death.

SECTION 1.02          Position and Duties. Executive shall continue to serve as the President and Chief Executive Officer of Employer, reporting to the Board. Executive shall continue to perform such services and duties in accordance with the policies and practices of Employer. Executive shall also continue to serve as the Chairman of Employer and preside over meetings of the Board and, if requested, serve as a member of the Board’s committees, and the board of directors or other managing body of Employer’s affiliates and their committees, without additional compensation.

SECTION 1.03          Time and Effort. Executive shall serve Employer faithfully, loyally, honestly and to the best of Executive’s ability. Executive shall devote all Executive’s business time (but in any event, not less than 40 hours weekly) and best efforts to the performance of Executive’s duties on behalf of Employer. During Executive’s term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Board (or such other person or persons as may be designated from time to time by the Board), engage in any outside employment or in any activity that, in the reasonable judgment of Employer, is competitive with or adverse to the business, practices or affairs of Employer or any of their subsidiaries, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive may continue to serve on the board of directors of IPP of America, Inc. and may engage in civic, charitable and investment activities provided that such activities do not unreasonably interfere with Executive’s performance of his duties hereunder or violate the restrictions set forth in Article V.

ARTICLE II

Compensation

SECTION 2.01          Base Salary. During the term of Executive’s employment under this Agreement, Employer shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during Executive’s employment under this Agreement, including services as an officer, employee, director or member of any governing body, or committee thereof, of Employer or any of Employer’s affiliates, pay Executive a base salary (herein “Base Salary”) at the annual rate of $600,000 payable in accordance with Employer’s standard payroll practices as in effect from time to time. Effective as of June 1, 2018, Executive’s Base Salary will be increased to $650,000. Beginning in 2019, Executive’s Base Salary shall be reviewed annually in January, and may be entitled to an increase, as determined in the reasonable discretion of the Board.  In the event that sickness or disability payments under any insurance programs of Employer or otherwise shall become payable to Executive in respect of any period of Executive’s employment under this Agreement, the salary installment payable to Executive hereunder on the next succeeding salary installment payment date shall be an amount computed by subtracting (a) the amount of such sickness or disability payments that shall have become payable during the period between such date and the immediately preceding salary installment date from (b) the salary installment otherwise payable to Executive hereunder on such date.

SECTION 2.02          Annual Bonus. During the term of Executive’s employment under this Agreement, Executive shall be eligible to receive an annual bonus of up to $275,000 (“Target Bonus”). Effective as of June 1, 2018, Executive’s Target Bonus will be increased to $300,000. Seventy-five percent of such Target Bonus amount shall be based upon achievement by Employer of its budgeted EBITDA (as defined below) for the applicable fiscal year of Employer as approved by the Board in its reasonable discretion at the beginning of the applicable bonus period and 25% of such Target Bonus amount shall be based upon the individual performance of Executive relative to such criteria as may be reasonably agreed to by the Board and Executive at the beginning of the applicable bonus period. The amount of any annual bonus actually payable based on the achievement of such Target Bonus criteria to Executive hereunder shall be determined by the Board in its reasonable discretion and shall be payable in accordance with the Employer’s practices as of the date hereof or pursuant to such other procedures as may be agreed to between Executive and the Board. Executive acknowledges that the Board may, with Executive’s consent, prospectively amend or modify from time to time the bonus criteria established with respect to Executive’s bonus, including any related performance requirements and target levels; provided, however, that no such criteria, performance requirements or target levels shall be increased with regard to any period in which a bonus is currently being measured and any such increase will only apply to subsequent bonus measuring periods. For the calendar year 2017, Executive shall receive a guaranteed bonus of $500,000, payable on the earlier of (i) the signing of the Merger Agreement and (ii) the date on which bonuses are paid in accordance with the Employer’s practice as of the date hereof. For purposes of this Agreement, “EBITDA” means the following with respect to Employer and its consolidated subsidiaries for an applicable period (all determined in accordance with GAAP consistently applied as compared to the audited statements of Employer and, to the extent applicable, directly drawn from the face of the financial statements of Employer for the applicable period) without duplication: (a) consolidated net income of Employer and its consolidated subsidiaries for such period, plus (b) consolidated interest expense of Employer and its consolidated subsidiaries for such period, plus (c) consolidated federal, state, local and foreign income taxes of Employer and its consolidated subsidiaries for such period, plus (d) depreciation and amortization of Employer and its consolidated subsidiaries for such period, less (e) consolidated interest income and any gain on sale of assets of Employer and its consolidated subsidiaries for such period; provided, however, that in the case of any items referred to in clauses (b), (c) and (d), only to the extent such related item was included as a deduction (or other charge to income) in calculating net income; and, in the case of any items referred to in clause (e), only to the extent such related item was included as an addition in calculating net income.

SECTION 2.03          Incentive Compensation. Upon the Effective Date, Executive will be granted options to purchase shares of common stock of Fintech Acquisition Corp. II (“Parent”) equal to 3% of the fully diluted equity of Parent (without taking into account any warrants of the Company) pursuant to the form of option agreement attached hereto as Exhibit A.  Executive shall also be entitled to participate in the pool of options to purchase shares of common stock equal to 2% of the fully diluted equity of Parent to be issued to the management team following the Effective Date, as well as any other awards/grants to which he may be entitled as a director of Employer.

ARTICLE III

Executive Benefits

SECTION 3.01          Benefit Plans. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans) offered by Employer as in effect from time to time (collectively, “Benefit Plans”) on the same basis as that generally made available to other employees of Employer to the extent Executive may be eligible to do so under the terms of any such Benefit Plans. Executive understands that any such Benefit Plans may be terminated or amended from time to time by Employer in their discretion.

SECTION 3.02          Business Expenses. Employer will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by Employer from time to time, incurred by Executive during the term of Executive’s employment under this Agreement in the performance of Executive’s duties hereunder, provided that Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures. Notwithstanding the foregoing, Executive shall be entitled to the following (in amounts not less than currently provided) throughout the term of Executive’s employment under this Agreement: (i) car allowance, (ii) apartment allowance in and/or around Miami, Florida, (iii) if obtained by Employer during the term of Executive’s employment, the right to acquire and assume the premium payments under any life insurance policy held by the Employer upon termination of Executive’s employment, and (iv) reimbursement on or before the Effective Date for all legal, accounting and tax advisory services rendered to or on behalf of Executive and the senior management team in connection with this Agreement (and similar agreements on behalf of other members of the senior management team), the Merger Agreement, and any other matters, agreements, documents and instruments in connection therewith.

SECTION 3.03          Vacation. During the term of Executive’s employment under this Agreement, Executive shall receive 25 paid vacation days per year.

ARTICLE IV

Termination

SECTION 4.01          Exclusive Rights. The amounts payable under this Article IV are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, including under common, tort or contract law, under policies of Employer and its affiliates in effect from time to time, under this Agreement or otherwise, in the event of Executive’s termination of employment with Employer and its affiliates.

SECTION 4.02          Termination by Employer for Cause.

(a)    If Employer terminates Executive for Cause (as defined below), Executive shall be entitled to receive (i) Base Salary earned through the date of termination that remains unpaid as of the date of Executive’s termination, (ii) any accrued and unpaid bonus for any previously completed year that Executive is entitled to receive as of the date of termination that remains unpaid as of the date of Executive’s termination, (iii) any accrued and unpaid vacation days, (iv) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination to the extent such expenses are reimbursable under Section 3.02 and (v) such benefits (excluding benefits under any severance plan, program or policy then in effect), if any, to which Executive may be entitled under the Benefit Plans as of the date of Executive’s termination, which benefits shall be payable in accordance with the terms of such Benefits Plans (the amounts described in clauses (i) through (v) of this Section 4.02(a) being referred to herein as the “Accrued Rights”).

(b)   For purposes of this Agreement, the term “Cause” shall mean Executive’s (i) willful failure to perform those duties that Executive is required to perform as an employee under this Agreement, (ii) conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, dishonesty, theft, unethical business conduct or conduct that significantly impairs the reputation of Employer or any of its subsidiaries or affiliates or a felony (or the equivalent thereof in a jurisdiction other than the United States), (iii) gross negligence, malfeasance or willful misconduct in connection with Executive’s duties hereunder (either by an act of commission or omission) that is significantly injurious to the financial condition or business reputation of Employer, Intermex Wire Transfer, LLC (“Intermex LLC”) or any of their subsidiaries or affiliates, (iv) breach of the provisions of Section 5.03, 5.04 or 5.06 or (v) a breach of the provisions of Article V (other than Section 5.03, 5.04 or 5.06) that either (A) is materially damaging to the business or reputation of Employer or Intermex LLC or any of their affiliates or (B) occurs after Employer has notified Executive of a prior breach of such Article V (other than Section 5.03, 5.04 or 5.06).

(c)    If Employer desires to terminate Executive’s employment for Cause in the case of clauses (i), (ii) and (iii) of Section 4.02(b) and the basis for Cause, by its nature, is capable of being cured, Employer shall first provide Executive with written notice of the applicable event that constitutes the basis for Cause (a “Cause Notice”) within 10 days of the Board’s becoming aware of such event. Such notice shall specifically identify such claimed breach. Executive shall have 15 days following receipt of such Cause Notice (the “Cause Cure Period”) to cure such basis for Cause, and Employer shall be entitled at the end of such Cause Cure Period to terminate Executive’s employment under this Agreement for Cause; provided, however, that, if such breach is cured within the Cause Cure Period or if Employer does not terminate Executive’s employment with Employer within 10 days after the end of the Cause Cure Period, Employer’s termination of Executive’s employment shall not be deemed to be a termination for Cause.

SECTION 4.03          Termination by Employer Other Than for Cause, Disability or Death, Termination by Executive for Good Reason or Termination pursuant to Employer Notice of Non-Renewal.

(a)    If (A) Employer elects to terminate Executive’s employment for any reason other than Cause, Disability (as defined below) or death, (B) Executive elects to terminate Executive’s employment with Employer for Good Reason (as defined below), or (C) Employer provides Executive with written notice of its intention not to renew the term of this Agreement, then (i) Employer shall pay Executive an amount equal to two times the sum of Executive’s Base Salary plus Target Bonus payable in equal installments during the two year period following such termination of employment at the same times as Employer’s payroll applicable to the other employees of Employer is paid and (ii) Executive shall be entitled to the Accrued Rights (to the extent they are not duplicated above); provided, however, that Employer shall not be obligated to (x) commence such payments until such time as Executive has provided a general release in favor of Employer, Intermex LLC, their subsidiaries and affiliates, and their respective directors, officers, employees, agents and representatives that is substantially in the form attached as Exhibit B to this Agreement (subject to any changes Employer or Intermex LLC determines are necessary or advisable in order to make the release enforceable under applicable law) (the “Release”) that has become effective and irrevocable (the date upon which the Release becomes effective and irrevocable, the “Release Effective Date”), except that any payments that would have otherwise been paid to Executive following the date of the termination of employment and prior to the Release Effective Date shall be accumulated and paid to Executive in a lump sum on the first payment date following the Release Effective Date, and (y) continue such payments at any time following a breach of the provisions of Section 5.03, 5.04 or 5.06, subject to Section 4.03(b), or a breach of the provisions of Article V (other than Section 5.03, 5.04 or 5.06) that either (A) is materially damaging to the business or reputation of Employer or Intermex LLC or any of their affiliates or (B) occurs after Employer has notified Executive of a prior breach of such Article V (other than Section 5.03, 5.04 or 5.06); provided, further, that if the Release Effective Date does not occur within 60 days of the date of termination of employment, Employer shall not be obligated to make payments under clauses (i) and (ii) above and if such 60 day period spans two calendar years, such payments shall commence to be paid in the second calendar year.

(b)   If Employer desires to cease continuing the payments to Executive as described in the last proviso of Section 4.03(a) as a result of a breach of the provisions of Section 5.03 or 5.04, and such breach by its nature is capable of being cured, Employer shall first give Executive written notice (the “Non-Competition Notice”) of such intent, a detailed and specific description of the reasons and basis therefor and 15 calendar days to remedy or cure such perceived breaches or deficiencies (the “Non-Competition Cure Period”). If Executive does not cure the notified breaches or deficiencies within the Non-Competition Cure Period, Employer shall not be obligated to continue any payments to Executive under clauses (i) and (ii) of Section 4.03(a) and Executive shall repay Employer any amounts paid by Employer to Executive pursuant to clauses (i) and (ii) of Section 4.03(a) from the date of the Non-Competition Notice.

(c)    For purposes of this Agreement, the term “Good Reason” shall mean: (i) (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s authority, duties or responsibilities as contemplated by Section 1.02 or a material and adverse reduction in such duties and responsibilities or (B) Executive’s ceasing to hold the title of Chief Executive Officer or President of Employer; (ii) any material breach by Employer of any material provisions of this Agreement; (iii) any relocation by Employer of Executive’s primary office location outside Miami-Dade, Broward or Palm Beach Counties, Florida without Executive’s prior written consent; (iv) a material reduction in Executive’s Base Salary; or (v) in the event of a transfer (for consideration or otherwise) of substantially all of the business operations of Employer, this Agreement is not assigned pursuant to Section 6.01. In the case of termination by Executive for Good Reason as defined in clause (v), the cash equivalent of the amounts payable under this Section 4.03, discounted to reflect their net present value, using the then prime rate of the then primary lender of Employer, shall become immediately payable instead of being payable over time. Notwithstanding the foregoing, Executive may not terminate his employment for Good Reason in the event of a merger, consolidation, statutory share exchange or similar form of corporate transaction (each of such events, a “Reorganization”) involving the Company and Money Transfer Acquisition, Inc. or any subsidiary thereof in which Executive continues to hold the title of President or Chief Executive Officer, and serve as a member of the Board of the corporation or other entity resulting from such Reorganization.

(d)   Executive shall provide Employer with written notice of the applicable event that constitutes the basis for Good Reason within 10 days of such event. Such notice shall specifically identify such claimed breach and shall inform Employer what is required to cure such breach within 30 calendar days after the receipt of such notice. If Employer fails within such 30-day period (the “Good Reason Cure Period”) to cure such basis for Good Reason, Executive shall be entitled at the end of such period to terminate his employment under this Agreement for Good Reason, whereupon Executive shall provide written notice of such termination to Employer. Notwithstanding the foregoing, if such breach is cured within such 30-day period or if Executive does not terminate Executive’s employment with Employer within 10 days after the end of the Good Reason Cure Period, any termination of employment by Executive shall not be deemed to be a termination for Good Reason.

SECTION 4.04          Termination for Disability or Death. Executive’s employment shall terminate automatically upon Executive’s death. Employer may terminate Executive’s employment upon the occurrence of Executive’s Disability. In the event of Executive’s termination due to death or Disability, Executive, or Executive’s estate, as the case may be, shall be entitled to receive the Accrued Rights. For purposes of this Agreement, the term “Disability” shall mean (a) the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive’s duties in a normal manner for a period of 120 days (whether or not consecutive) in any 12-month period during the term of Executive’s employment under this Agreement or (b) the Executive’s being accepted for long-term disability benefits under any long-term disability plan in which he is then participating. The Board shall determine in good faith, according to the facts then available, whether and when the Disability of Executive has occurred. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a physician chosen by Employer, after such physician has completed an examination of Executive. Executive agrees to make himself available for such examination upon the reasonable request of Employer.

SECTION 4.05          Termination of Employment by Executive Without Good Reason. If Executive terminates Executive’s employment with Employer for any reason other than for Good Reason, Executive shall provide written notice to Employer at least 60 days prior to the effective date of Executive’s resignation from employment, and Executive shall be entitled to receive the Accrued Rights only.

SECTION 4.06          Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of Employer, Intermex LLC and their affiliates and from the Board and its committees and the Board of Directors or other managing body of Employer, Intermex LLC or other affiliates and their committees.

ARTICLE V

Executive Covenants

SECTION 5.01          Employer Interests.  (a) Executive acknowledges that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Executive acknowledges that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Executive acknowledges that Employer’s business is worldwide in nature and international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of Employer’s goodwill, confidential information, trade secrets and customer relationships, and that the restrictions set forth in this Agreement will not prevent Executive from earning a livelihood without violating any provision of this Agreement.

(b)   As used in this Article V, the term “Employer” includes Employer’s subsidiaries and affiliates (including Intermex LLC) and its and their predecessors, successors and assigns.

SECTION 5.02          Consideration to Executive. In consideration of Employer’s entering into this Agreement and Employer’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that Employer would not have entered into this Agreement without the covenants contained in this Article V, Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.

SECTION 5.03          Non-Solicitation. Executive agrees that, for the period commencing on the Effective Date and terminating two years after the date of Executive’s termination of employment with Employer, Executive shall not, and shall cause each of Executive’s affiliates (other than Employer and Intermex LLC) not to, directly or indirectly: (a) solicit any person or entity that is or was a sending agent, paying agent or otherwise a customer (or prospective customer) of Employer to (i) provide any goods or services related to any Competitive Business (as defined below) from anyone other than Employer or (ii) reduce its volume of goods or services provided from Employer, (b) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Employer and sending or paying agents, suppliers, partners, members or investors of Employer, (c) other than on behalf of Employer, solicit, recruit or hire any employee, consultant or sending or paying agent of Employer or any person who has, at any time within two years prior to such solicitation, recruitment or hiring, worked for or provided services to Employer; provided, however, that this clause (c) shall not preclude Executive from making solicitations of employment targeted to the general public or from hiring any employee who responds to such general solicitation, (d) solicit or encourage any employee or consultant of Employer to leave the employment of, or to cease providing services to, Employer or (e) assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 5.03.

SECTION 5.04          Non-Competition.  (a) Executive agrees that, for the period commencing on the Effective Date and terminating two years after the date of Executive’s termination of employment with Employer, Executive shall not, and shall cause each of Executive’s affiliates (other than Employer and Intermex LLC) not to, directly or indirectly: (i) engage in or establish any Competitive Business (as defined below), including providing goods or services relating to any Competitive Business that are of the type provided by Employer, (ii) assist any person or entity in any way to engage in or establish, or attempt to engage in or establish, any Competitive Business, (iii) except as provided in Section 5.04(c), be employed by, consult with, advise, permit his or her name to be used by, or be connected in any manner with the ownership, management, operation or control of any person or entity that directly or indirectly engages in any Competitive Business, (iv) engage in any course of conduct that involves any Competitive Business that is substantially detrimental to the business reputation of Employer or (v) engage in or establish any Tier II Business (as defined below) using any sending agent of Employer if either (A) prior to such use of such sending agent, Employer is using such sending agent in the conduct of the same Tier II Business, or (B) the conduct of Executive or Executive’s affiliates of such Tier II Business, directly or indirectly, restricts or materially impairs the ability of such sending agent to participate with Employer in Employer’s conduct of a Tier II Business.

(b)    The term “Competitive Business” shall mean the money order services industry, money transfer services industry and money remittance services industry located anywhere in, or providing services to customers or payees in, the United States of America, or Latin America and the Caribbean and any other region in which Employer operates (now or in the future), all in any manner, including, but not limited to, by way of wire, telephone, courier, ATM, prepaid or stored value card, credit card or otherwise. The term “Tier II Business” shall mean any business or industry located in, or providing services to customers or payees in, the United States or Latin America and the Caribbean and any other region in which Employer operates (now or in the future) in the fields of check cashing services, pay-day loan services, prepaid or stored value card services or any form of foreign exchange or money exchange services.

(c)    This Section 5.04 shall be deemed not breached solely as a result of the ownership by Executive or any of Executive’s affiliates of: (i) less than an aggregate of 5% of any class of stock of a public company engaged, directly or indirectly, in any Competitive Business; (ii) less than 5% in value of any instrument of indebtedness of a public company engaged, directly or indirectly, in any Competitive Business; or (iii) a public company that engages, directly or indirectly, in any Competitive Business if such Competitive Business accounts for less than 5% of such person’s or entity’s consolidated annual revenues. A “public company” for purposes of this Section 5.04(c) shall mean an entity whose common stock is traded on a nationally recognized securities exchange.

(d)   Notwithstanding anything in this Section 5.04 to the contrary, in the event Executive voluntary resigns without Good Reason following the third anniversary of the Effective Date, this Section 5.04 shall apply only if Employer, in its discretion, elects within 30 days following such resignation to make payments to Executive as if he had been terminated by Employer without Cause; provided, however, that Employer’s obligation to make such payments is conditioned on Executive signing and not revoking the Release within the time periods provided in Section 4.03(a) above.  To the extent Executive is presented with and does not sign or revokes the Release, the noncompetition obligations under this Section 5.04 will continue to apply.

SECTION 5.05          Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive’s duties and services pursuant to this Agreement and the Prior Employment Agreement, Executive has received, and may be given access to, Confidential Information and (b) all Confidential Information is or will be the property of Employer. For purposes of this Agreement, “Confidential Information” shall mean information, knowledge and data that is or will be used, developed, obtained or owned by Employer relating to the business, products and/or services of Employer or the business, products and/or services of any customer, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, Employer), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, sales officer, sales associate or independent contractor of Employer, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of Employer; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.

SECTION 5.06          Non-Disclosure. Except as otherwise specifically provided in Section 5.07, Executive will not, directly or indirectly, disclose or cause or permit to be disclosed, to any person or entity whatsoever, or utilize or cause or permit to be utilized, by any person or to any entity whatsoever, any Confidential Information acquired pursuant to Executive’s employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise. Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement, except to the extent permitted in Section 5.07 or to comply with Section 5.14, and, to the extent such information is disclosed to Executive’s immediate family or legal or financial advisors, will ensure those parties comply with the non-disclosure requirements of this Section 5.06.

SECTION 5.07          Permitted Disclosure. Executive may (a) utilize and disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Executive’s duties as an employee of Employer and (b) disclose Confidential Information only to the extent Executive is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty, is required to disclose such Confidential Information by law or discloses such information in the context of litigation between Employer and Executive.

SECTION 5.08          Prior Inventions. Executive has attached hereto, as Exhibit C, a list describing all inventions, works of authorship (including software, related items, databases, documentation, site content, text or graphics), developments, improvements and trade secrets (“Inventions”) that were created or contributed to by Executive, either solely or jointly with others, prior to the date hereof (collectively referred to as “Prior Inventions”) that relate to the current business, services, products or research and development of Employer or, if no such list is attached, Executive represents that there are no such Prior Inventions. Executive covenants and represents that Exhibit C shall be true and complete as of the Effective Date or, if no such list is attached, that there are no Prior Inventions as of the Effective Date. To the fullest extent permissible by law, Executive hereby grants Employer or its designee a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all Executive’s Prior Inventions to make, have made, copy, modify, distribute, use and sell inventions, works of authorship, developments, improvements, trade secrets, products, services, processes, machines and other property and to otherwise operate the current and future business of Employer.

SECTION 5.09          Ownership of Inventions. Executive will promptly make full written disclosure to Employer of, and hereby assigns to Employer or its designee all Executive’s rights, title and interest in and to, any and all Inventions, whether or not patentable, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of Executive’s employment with Employer that relate to the proposed or current business, services, products or research and development of Employer (whether before or after execution of this Agreement) (collectively referred to as “Employer Inventions”). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of, and during the period of, Executive’s employment (whether before or after execution of this Agreement) with Employer are to be deemed “works made for hire”, as that term is defined in the United States Copyright Act, and the copyright and all intellectual property rights therein shall be the sole property of Employer or its designee. To the extent any of such works are deemed not to be “works for hire”, Executive hereby assigns the copyright and all other intellectual property rights in such works to Employer or its designee.

SECTION 5.10          Further Assurances. Executive shall take all requested actions and execute all requested documents to assist Employer, or its designee, at Employer’s expense, in every way to secure Employer’s or its designee’s above rights in the Prior Inventions and Employer Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If Employer or its designee is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints Employer or its designee and their duly authorized officers and agents, as the case may be, as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

SECTION 5.11          Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of Employer, whether prepared by Executive or otherwise, coming into Executive’s possession shall be and remain the exclusive property of Employer and Executive shall not, during the term of Executive’s employment with Employer or thereafter, directly or indirectly assert any interest or property rights therein. Upon termination of employment with Employer for any reason, Executive will immediately return to Employer all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer.

SECTION 5.12          Mutual Non-Disparagement.

(a)   Executive has not prior to the date hereof, whether in writing or orally, criticized or disparaged Employer, nor shall Executive at any time following the date hereof, unless in the context of litigation between Employer and Executive or under penalty of perjury, whether in writing or orally, criticize or disparage Employer or any of its affiliates or any of their respective current or former affiliates, directors, officers, employees, members, partners, agents or representatives.

(b)   Employer shall, following Executive’s termination of employment, instruct its affiliates, directors and officers not to criticize or disparage Executive, whether in writing or orally, unless in the context of litigation between Employer and Executive or under penalty of perjury.

SECTION 5.13          Specific Performance. Executive agrees that any breach by Executive of any of the provisions of this Article V shall cause irreparable harm to Employer that could not be made whole by monetary damages and that, in the event of such a breach, Executive shall waive the defense in any action for specific performance that a remedy at law would be adequate, and Employer shall be entitled to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which Employer may be entitled at law or in equity.

SECTION 5.14          Notification of Subsequent Employer. Prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 5.03 or Section 5.04, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to Employer in accordance with Section 6.05.

ARTICLE VI

Miscellaneous

SECTION 6.01          Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void. This Agreement may be assigned by Employer to a person or entity that is an affiliate or a successor in interest to substantially all the business operations of Employer. Upon such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity. As used in this Agreement, the term “Employer” shall mean Employer as hereinbefore defined in the recital to this Agreement and any permitted assignee to which this Agreement is assigned.

SECTION 6.02          Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Employer and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive. Executive acknowledges and agrees that all Executive’s covenants and obligations to Employer and Intermex LLC, as well as the rights of Employer and Intermex LLC under this Agreement, shall run in favor of and will be enforceable by Employer, Intermex LLC, their subsidiaries and their successors and permitted assigns.

SECTION 6.03          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof and thereof, it being understood that the Executive’s obligations under this Agreement are in addition to, and shall not supersede, Executive’s obligations under any other agreements; provided, however, that, upon the Effective Date, this Agreement shall supersede and replace the Prior Employment Agreement, and Executive shall have no further rights and Employer shall have no further obligations thereunder.

SECTION 6.04          Amendment. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

SECTION 6.05          Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to Employer:	Intermex Holdings, Inc.
c/o Stella Point Capital, LP
444 Madison Avenue, Suite 302
New York, NY 10022
Attention: Robert Jahn
Telephone: (212) 235-0200
Facsimile: (212) 235-0201
E-mail: legal@stellapoint.com

with copies to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Jeffrey Ross, Esq.
Facsimile: (212) 859-4000
E-mail: jeffrey.ross@friedfrank.com

If to Executive:	Robert Lisy
1690 S. Bayshore Lane, Unit 4B
Coconut Grove, FL 33133-4073
Telephone: (954) 625-7466
E-mail: rlisy@intermexusa.com

with copies to:	Brenner Kaprosy Mitchell, L.L.P.
30050 Chagrin Blvd., Suite 100
Pepper Pike, OH 44124
Attention: T. David Mitchell, Esq.
Telephone: (216) 292-5555
Facsimile: (216) 292-5511
E-mail: tdmitchell@brenner-law.com

The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 6.06          Governing Law and Jurisdiction.

(a)    This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the federal or state courts located in Miami-Dade County, Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

(b)   Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.06(b).

(c)    The prevailing party in any dispute or legal action arising under this Agreement shall be entitled to recover its reasonable expenses, attorneys’ fees and costs from the non-prevailing party.

SECTION 6.07          Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 6.08          Survival. The rights and obligations of Employer and Executive under the provisions of this Agreement, including Articles V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Employer, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 6.09          Cooperation. Executive shall provide Executive’s reasonable cooperation to Employer and Intermex LLC in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with Employer or any of its affiliates other than a suit between Executive, on the one hand, and Employer or Intermex LLC, on the other hand, provided that Employer shall reimburse Executive for expenses reasonably incurred in connection with such cooperation.

SECTION 6.10          Executive Representation. Executive hereby represents to Employer that the execution and delivery of this Agreement by Executive and Employer and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

SECTION 6.11          No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

SECTION 6.12          Set Off. Employer’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to Employer or its affiliates.

SECTION 6.13          Withholding Taxes. Employer may withhold from any amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

SECTION 6.14          Release. In consideration of Employer’s entering into this Agreement and Employer’s obligations hereunder, Executive hereby irrevocably waives, releases and forever discharges Employer and its affiliates and their predecessors, successors, current and former employees, shareholders, members, partners, directors, officers, representatives and agents from any and all actions, causes of action, claims, demands for general or specific or punitive damages, attorneys’ fees or expenses, known or unknown, that in any way relate to or arise out of Executive’s employment with Employer through and including the date of this Agreement which Executive may now or hereafter have, including claims under any federal, state or local statute, rule or regulation or principle of common, tort or contract law.

SECTION 6.15          Determinations. Unless otherwise expressly provided in this Agreement, all determinations of Employer or the Board shall be in the good faith discretion of Employer or the Board, as applicable. This Section 6.15 shall not apply to any determination of the existence of Cause under Section 4.02(b).

SECTION 6.16          Section 409A.  (a) It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)    Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to Employer or any of its affiliates.

(c)    If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (ii) Employer shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d)    Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Employer reserves the right to make amendments to any Company Plan as Employer deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither Employer nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(e)    For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(f)     Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

SECTION 6.17          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument.

SECTION 6.18          Section 280G. Executive hereby agrees to the terms set forth in Exhibit D to this Agreement.

SECTION 6.19          Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby,” “hereunder” and words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYER:

INTERMEX HOLDINGS, INC.

By:	/s/ Darrell Ebbert
Name: Darrell Ebbert
Title: Chief Financial Officer

EXECUTIVE:

/s/ Robert Lisy
Name: Robert Lisy

EXHIBIT A

FORM OF OPTION AGREEMENT

EXHIBIT B

You should consult with an attorney before signing this release of claims.

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Robert Lisy (“you”) and Intermex Holdings, Inc., a Delaware corporation (“Employer”) and arises out of your severance from employment with Employer on [•]1 (“Termination Date”). In consideration of the promises contained in this document, the parties agree as follows:

1.     Payments and Benefits. Following your Termination Date, Employer will provide you with the payments and benefits you are entitled to pursuant to Section 4.03(a) of the employment agreement between you and Employer, dated as of December 19, 2017 (your “Employment Agreement”). Applicable Federal, state, and local payroll taxes will be deducted as required by law. The payments and benefits covered in this Section 1 do not include any Accrued Rights (as defined in the Employment Agreement) which you may have and which are payable according to the terms of any applicable agreements, benefit plans, practices, policies, arrangements, or programs; and, therefore, this Agreement shall not release Employer of any obligation to make any payments or provide any benefits or privileges required to satisfy such Accrued Rights.

2.     General Release. In exchange for the payments and benefits covered in Section 1, you, for yourself, your family, your attorneys, agents, heirs and personal representatives, hereby release and discharge Employer, its parents, subsidiaries, affiliates, agents, directors, officers, employees, members and representatives, and all persons acting by, through, under or in concert with Employer, its parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which you ever had, or now have, against the Released Parties to the date of this Agreement that arise out of or in connection with your employment with Employer. The claims you release include, but are not limited to, claims that the Released Parties:

•
discriminated against you on the basis of your race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right you may have under the Age Discrimination in Employment Act (“ADEA”), or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

1 To be filled in with last day of employment.

•
violated any other Federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; Occupational Safety and Health Act; and any other laws relating to employment; or

•	violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between you and any of the Released Parties; or

•
violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, and/or promissory estoppel; or

•
are in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest.

For the purpose of giving a full and complete release, you understand and agree that this Agreement includes all claims that you may now have but do not know or suspect to exist in your favor against the Released Parties, and that, except as set forth in Section 3 below, this Agreement extinguishes those claims.

If you were employed by Employer at any time in California, or if you resided in California at any time while employed by Employer, you waive all rights under California Civil Code Section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have mutually affected his settlement with the debtor.

If you were employed by Employer at any time in New Jersey, or if you resided in New Jersey at any time while employed by Employer, you specifically waive all rights under New Jersey’s Conscientious Employee Protection Act.

3.     Protected Rights. You are not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right which by law cannot be waived, including your rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). You waive, however, the right to recover money if any Federal, state or local government agency, including but not limited to the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or severance from employment. In addition, this Agreement does not constitute a waiver or release of any rights you have pursuant to Section 4.03(a) and Section 5.12 of your Employment Agreement or any rights you have as an equityholder in Employer.

4.     Covenant Not to Sue. You affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or severance from employment. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims in Section 2 above. However, nothing in this Agreement affects your right to challenge the validity of this Agreement under ADEA. If you breach this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, you understand that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section.

5.     Acknowledgments. You affirm that you have fully reviewed the terms of this Agreement, affirm that you understand its terms, and state that you are entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of your employment with Employer or your severance from employment.

You acknowledge that you have had at least 21 days to consider this Agreement thoroughly, and have been specifically advised to consult with an attorney, if you wish, before you sign below.

If you sign and return this Agreement before the end of the 21-day period, you certify that your acceptance of a shortened time period is knowing and voluntary, and Employer did not improperly encourage you to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires.

You understand that you may revoke this Agreement within seven (7) days after you sign it. Your revocation must be in writing and submitted within the seven-day period to [name], [title], [company], [address]. If you do not revoke this Agreement within the seven-day period, it becomes effective and irrevocable. You further understand that if you revoke this Agreement, you will not be eligible to receive the payments and benefits covered in Section 1. Payments and benefits covered in Section 1 will commence after the end of the seven-day period, in accordance with the terms of your Employment Agreement and applicable law.

You acknowledge that, before signing this Agreement, you (i) received certain information about eligibility for the payments and benefits available under this Agreement and (ii) had at least 21 days to consider this information before signing this Agreement.

You acknowledge and agree that, upon the Termination Date, all of your duties and responsibilities with respect to Employer and all of its subsidiaries and affiliates ceased and that, from and after the Termination Date, you no longer held any position as a director, officer or otherwise with Employer or any of its respective subsidiaries and affiliates.

6.     Assignment; Binding Effect. This Agreement is assignable only by Employer (provided that no such assignment shall relieve Employer of its obligations under this Agreement to you), shall inure to the benefit of Employer’s assigns, successors, affiliates, and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to you, your spouse, heirs, legatees, administrators, and personal representatives.

7.     Complete Agreement; Severability, Successors. This Agreement is the exclusive and complete agreement between you and Employer relating to the subject matter of this Agreement. This Agreement may be executed simultaneously in more than one counterpart, each of which shall be deemed an original and all of which shall constitute one in the same instrument. No amendment of this Agreement will be binding unless in writing and signed by you and Employer. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the rest of this Agreement will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Agreement which is overbroad to make such portion enforceable. You acknowledge and agree that all your covenants and obligations to Employer, as well as the rights of Employer under this Agreement and the Employment Agreement, shall run in favor of and will be enforceable by Employer and its affiliates and successors and permitted assigns. Moreover, wherever in this Agreement the term Employer is used, such term shall be construed to include not only Employer itself but also all of the Released Parties.

8.     No Waiver. The waiver by any party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any provisions hereof, nor shall any failure to enforce any provision hereof operate as a waiver at such time or at any time in the future of such provision or any provision hereof.

9.     Non-Admission of Liability. This Agreement and the terms and provisions thereof shall not be construed as an admission of liability by any of the Released Parties released hereunder.

10.   Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF FLORIDA, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

This Agreement is effective on the 8th day following the date on which you sign and date this Agreement below. Your right to revoke this Agreement is described in Section 5 of this Agreement. You are hereby advised by Employer to consult with an attorney prior to signing this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYER:

INTERMEX HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE:

Name: Robert Lisy

EXHIBIT C

PRIOR INVENTIONS

None.

EXHIBIT D

PARACHUTE TAX PROVISIONS

This Exhibit D sets forth the terms and provisions applicable to the Executive as referenced in Section 6.18 of the Employment Agreement.  This Exhibit D shall be subject in all respects to the terms and conditions of the Employment Agreement.

(a)           To the extent that the Executive, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Employment Agreement or any equity compensation or other agreement with the Employer or any subsidiary or otherwise in connection with, or arising out of, the Executive’s employment with the Employer or a change in ownership or effective control of the Employer or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Employer (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Employer shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)           If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order:  (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.

(c)           For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)           All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Employer and the Executive.

(e)           The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Employer) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive.  The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Employer, provide to the Employer true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Employer, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Employer at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)            In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Employer to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive but the Executive shall control any other issues.  In the event that the issues are interrelated, the Executive and the Employer shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Employer to accompany the Executive, and the Executive and his representative shall cooperate with the Employer and its representative.

(g)           The Employer shall be responsible for all charges of the Accountants.

(h)           The Employer and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit D.

(i)            Nothing in this Exhibit D is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(j)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit D shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)           The provisions of this Exhibit D shall survive the termination of the Executive’s employment with the Employer for any reason and the termination of the Employment Agreement.